SECURITIES EXCHANGE AGREEMENT

dated effective as of June 10, 2015

by and among

ROYAL ENERGY RESOURCES, INC.

and

BLUE GROVE COAL, LLC

and

IAN GANZER and GARY GANZER

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SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”), dated effective as of June 10, 2015 (the “Effective Date”), is entered into by and among Blue Grove Coal, LLC, a West Virginia limited liability company (“Blue Grove” or the “Company”) and Ian Ganzer and Gary Ganzer, the members of Blue Grove (the “Members”), at 304 Waitman Street, Morgantown, West Virginia 26501, and Royal Energy Resources, Inc., a Delaware corporation (“Royal”), at 56 Broad Street, Suite 2, Charleston, South Carolina 29401. Certain capitalized terms used in this Agreement are defined in Section 8.3 hereof.

W I T N E S S E T H:

WHEREAS, as of the Effective Date, the Members were the sole owners of all outstanding membership interests in the Company (the “Member Interests”);

WHEREAS, the Company is the exclusive operator, duly licensed and permitted by the West Virginia Department of Environmental Protection (the “WVDEP”), of that certain surface coal mine, located in the Bradshaw Area of the County of McDowell, State of West Virginia, encompassing acreage leased or owned by the permittee, G.S. Energy, LLC (“GS Energy”), with an estimated 28.7 millions tons of recoverable coal (the “Mine”);

WHEREAS, Closing, as defined herein, shall be contingent on the execution of (i) a definitive agreement for the purchase of GS Energy, such that Royal shall be the owner and operator of the Mine (the “GS Agreement”); and (ii) a management agreement with a Member, Ian Ganzer, or an entity selected by Member, for the continual operations of the Mine in its ordinary course (the “Management Agreement”);

WHEREAS, Royal proposes to acquire all of the Member Interests in exchange for (i) the issuance of shares of its common stock, $0.00001 par value, with an aggregate market value of $1,900,000 (the “Exchange”);

WHEREAS, the Boards of Directors of Royal and the Members of the Company have determined that it is desirable to effect a plan of reorganization pursuant to 26 U.S.C. §368(a)(1)(B).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I
ISSUANCE AND EXCHANGE OF SECURITIES

1.1 Issuance and Exchange. At the Closing (as defined in Section 2.1 below), to be held in accordance with the provisions of Article II below and subject to the terms and agreements set forth herein, Royal shall issue to the Members 350,000 shares of Royal common stock, $0.00001 par value (the “Royal Stock”).

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ARTICLE II
CLOSING

2.1 Closing. The consummation of the Exchange by Royal and the Members (the “Closing”) shall occur at a time and place selected by Royal, subject to the satisfaction or waiver of all of the conditions to Closing, or at such other place as the parties may agree upon, but in no event later than June 5, 2015 (the “Closing Date”).

2.2 Deliveries.

(a)	Royal shall deliver, the certificate(s) for the shares of Royal Stock being exchanged, it being understood that the certificates will be prepared by Royal’s transfer agent and delivered as per the instructions of the Members;

(b)	Royal shall deliver an employment agreement for the Member, Ian Ganzer, for a period of two (2) years, upon terms and conditions agreed to among the parties, including but not limited to: (i) gross compensation in the amount of $250,000.00, of which $100,000 shall be a cash signing bonus and the remainder shall be shares of common stock with a market value of $150,000 which shall be subject to a 24 month, pro rata vesting requirement; and (ii) the appointment to the position of Chief Operating Officer of Royal (the “Employment Agreement”), the form of which is attached hereto and incorporated herein by this reference as Exhibit A;

(c)	Royal shall deliver a Management Agreement for the Member, Ian Ganzer, or an entity controlled by Mr. Ganzer, to manage the Company for a period of two (2) years, upon terms and conditions agreed to among the parties, the form of which is attached hereto and incorporated herein by this reference as Exhibit B;

(d)	Blue Grove shall deliver an amendment to the operating agreement for the Company (the “OA Amendment”) (i) substituting Royal for the Members as the sole member thereof; and (ii) reconstituting the Board of Directors or Managers, however the case may be, to two (2) members, to which the Members and Royal shall each be granted a nominee, which OA Amendment shall be attached hereto and incorporated herein as Exhibit C;

(e)	Blue Grove shall deliver a copy of the operator agreement, or its equivalent, with GS Energy, providing for its exclusive control of operations at the Mine (the “Operator Agreement”), which Operator Agreement shall be attached hereto and incorporated herein as Exhibit D;

(f)	Blue Grove shall deliver to Royal true and correct copies of all the books and records of the Company.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

OF THE MEMBERS AND THE COMPANY

The Company and the Members, jointly and severally, represents and warrant to Royal as follows (it being acknowledged that Royal is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of Royal hereunder):

3.1 Ownership of Member Interests. The Members are the lawful owners of the Member Interests to be transferred to Royal free and clear of all preemptive or similar rights, Liens, and the delivery to Royal of the Member Interests pursuant to the provisions of this Agreement will transfer to Royal valid title thereto, free and clear of all Liens.

3.2 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. For purposes of this Agreement, the term “Blue Grove Material Adverse Effect” means any Material Adverse Effect with respect to the Member or the Company, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of the Members or the Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Company’s ability to perform its obligations hereunder.

3.3 Authority to Execute and Perform Agreement; No Breach. The Members and the Company have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Member Interests and to perform fully the respective obligations hereunder. This Agreement has been duly executed and delivered by the Member and the Company, assuming due execution and delivery by, and enforceability against, Royal, constitutes the valid and binding obligation of the Members and Company enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any Governmental Entity, and no approval or consent of, or filing, with any other Person is required to be obtained by the Member or the Company or in connection with the execution and delivery by the Members and the Company of this Agreement and consummation and performance by them of the transactions contemplated hereby.

3.4 No Violations. The execution, delivery and performance of this Agreement by the Members and the Company and the consummation of the transactions contemplated hereby, in accordance with the terms and conditions hereof, will not:

(a)	violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which the Members or the Company is a party;

(b)	violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which the Members or the Company or the securities, assets, properties or business of the Members or the Company is bound; or

(c)	violate any statute, law or regulation to which the Members or the Company is subject.

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3.5 Securities Matters. The Members hereby represents, warrants and covenant to Royal as follows:

(a)	The Members have been advised that the Royal Stock has not been registered under the Securities Act, or any state securities act in reliance on exemptions therefrom.

(b)	The Members agree that the certificate or certificates representing the Royal Stock will be inscribed with substantially the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of counsel acceptable to the issuer of the securities represented by this certificate that registration is not required under said Act.”

(c)	The Members acknowledge that an investment in Royal is subject to a high degree of risk and that, even though Royal’s common stock is quoted on the OTC Markets, there exists a limited established trading market for the Royal Stock.

(d)	The Members are acquiring the Royal Stock for their own account and not with a view toward the gifting, distribution or resale thereof, and the Members agree that the Members will not sell or offer to sell any portion of the Royal Stock, or negotiate in respect thereof with any person or persons whomsoever, so as thereby to bring the transaction in which the Members acquired the Royal Stock within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration requirement of any other federal or state securities statute.

(e)	The Members further represent and warrant to Royal that (i) the Members have reviewed the financial statements of Royal, the reports filed by Royal with the Securities and Exchange Commission (available at www.sec.gov), and have been presented with and has acted upon the opportunity to ask questions of and receive answers from Royal relating to the business and financial condition of Royal and to obtain any additional information necessary to verify the accuracy of the information made available to Members; (ii) Members have had the opportunity to fully negotiate the terms and conditions of this Agreement; (iii) Members understand and acknowledge that the Royal Stock Members are acquiring hereby are a speculative security and involves a high degree of risk and that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendations or endorsement of, such Royal Stock as an investment; (iv) the Members have such knowledge and experience in business and financial matters that Members are capable of evaluating the merits and risks of an investment in the Royal Stock; (v) Members’ financial situation is such that Members can afford the risks of an investment in the Royal Stock; and (vi) Members also represent that they have (i) adequate means of providing for his, her or its current needs and possible personal contingencies, and (ii) has no need for liquidity in the Royal Stock.

(f)	The Members have become aware of the offering of the Royal Stock other than by means of general advertising or general solicitation.

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3.6 Capital Structure. As of the Effective Date, the Members are the sole owners of the Member Interests, which constitute all of the issued and outstanding membership interests of the Company. All such Member Interests have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) are issued or outstanding. The Company does not have and, at or after Closing will not have, any outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments which either (a) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any membership units of the Company, or (b) restricts the voting, disposition or transfer of the membership units of the Company. There are no outstanding appreciation rights or similar derivative securities or rights of the Company.

3.7 Subsidiaries. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

3.8 Intellectual Property. The Company does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Neither the Members nor the Company have Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any other Person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

3.9 Books and Records. The books of account and other financial records of the Company, all of which have been made available to Royal, are complete and correct and represent actual, bona fide transactions.

3.10 No Employees or Benefit Plans. The Company has no (a) no employees, (b) non-qualified deferred or incentive compensation or retirement plans or arrangements, (c) qualified retirement plans or arrangements, (d) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (e) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Company.

3.11 Compliance with Applicable Laws. The Company has and after giving effect to the transactions contemplated hereby will have in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the Knowledge of the Members and the Company, no default has occurred under any such Permit. A true and correct copy of the Permit to operate the Mine by the WVDEP is attached hereto and incorporated herein by this reference as Exhibit E (the “Mine Permit”). To the Members and the Company’s Knowledge, the Company is in compliance with, and has no liability or obligation under, any applicable statute, law, ordinance, rule, order or regulation of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws (as hereinafter defined), except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would not have a Blue Grove Material Adverse Effect.

3.12 Insurance. The Company’s insurance policies in effect at the time of Closing, are attached hereto and incorporated herein by this reference as Exhibit F.

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3.13 Litigation, etc. As of the Effective Date, (a) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the Knowledge of the Members or the Company, threatened against the Company before any court or governmental or regulatory authority or body, and (b) the Company is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (a) and (b), (i) could reasonably be expected to have, individually or in the aggregate, a Blue Grove Material Adverse Effect or (ii) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act. As of the Closing, there are no suits, actions, claims or proceedings pending or, to Members or the Company’s Knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

3.14 Environmental Matters. As of the Effective Date, neither the Members nor the Company has received any written notice from any Governmental Entity that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Neither the Members nor the Company has any Knowledge (a) of any Hazardous Substances (as hereinafter defined) present on, under or about any of the GS Energy Mine, which are subject to the Operator Agreement, and to Knowledge of the Members or the Company, no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, under or about any portion of the GS Energy Mine, (b) that GS Energy violates, or has at any time violated, any Hazardous Substance Laws, and (c) that there is a condition on any asset other than the GS Energy Mine, for which the Company has or had an obligation to undertake any remedial action pursuant to Hazardous Substance Laws. For purposes hereof, “Hazardous Substances” means, without limitation (i) those substances included within definitions of any one or more of the terms “Hazardous Substance,” and “Hazardous Waste,” “Toxic Substance” and “Hazardous Material” in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 90,601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, “Hazardous Substances Laws”); (ii) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (iii) any materials, wastes or substances that can be defined as (v) petroleum products or wastes; (w) asbestos; (x) polychlorinated biphenyl; (y) flammable or explosive; or (z) radioactive.

3.15 Intangible Assets of the Company. The Company is an operator, and engages contract miners in the performance of its operations at the Mine. The Company has no real or personal property, except for the following intangible assets in furtherance of the business and operations of the Company: (i) that certain Contract Mining Agreement, dated May 3, 2015, between the Company and Eagle Creek Mining, LLC, for the mining of coal at the Mine (the “Mining Agreement”); and (ii) that certain Purchase Order, No. 104021, dated May 8, 2015, between the Company and Riverside Energy Company, LLC, for the purchase and sale of coal from the Mine (the “Purchase Agreement”), each of which are attached hereto and incorporated herein by this reference as Exhibits G and H respectively.

3.16 Financial Statements of Company. The Company is a newly formed limited liability company, formed under the laws of the state of West Virginia on May 4, 2015, with no present assets or liabilities, and with revenue scheduled subsequent to the Closing Date, upon the consummation of the sale of coal pursuant to the Purchase Agreement. To the extent any assets, liabilities, or revenue is incurred or generated prior to the Closing Date, the Members agree to deliver to Royal the financial statements of the Company for such interim period (the “Financial Statements”), which shall be incorporated herein by reference.

3.17 Absence of Material Adverse Change. Except as disclosed in or reflected in the Financial Statements, if applicable, the Company has not (i) suffered any Material Adverse Effect, or (ii) suffered any damage, destruction or loss to any of their assets or properties (whether or not covered by insurance).

3.18 Disclosure. The representations and warranties and statements of fact made by the Members and the Company in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ROYAL

Royal hereby represents and warrants to the Members and the Company as follows (it being acknowledged that the Members and the Company are entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of Royal, constitutes a condition precedent to the obligations of the Members and the Company hereunder):

4.1 Organization, Standing and Power. Royal is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Royal is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Royal Material Adverse Effect. For purposes of this Agreement, the term “Royal Material Adverse Effect” means any Material Adverse Effect with respect to Royal, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of Royal to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Royal’s ability to perform its obligations hereunder. Royal has made available to the Members and the Company complete and correct copies of its charter documents and bylaws.

4.2 Capital Structure. As of the Effective Date, the authorized capital stock of Royal consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 11,718,230 shares of common stock and 51,000 shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of Royal will have been duly authorized and validly issued, and will be fully paid and nonassessable and not subject to preemptive or similar rights.

4.3 Authority; Noncontravention. Royal has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Royal and the consummation by Royal of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Royal. This Agreement has been duly executed and delivered by Royal and, assuming this Agreement constitutes the valid and binding agreement of the Members and the Company, constitutes a valid and binding obligation of Royal, enforceable against Royal in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof, will not, (x) conflict with any of the provisions of the charter documents or bylaws of Royal, (y) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any Person under, any indenture or other agreement, Permit, concession, ground lease or similar instrument or undertaking to which Royal is a party or by which Royal or any of its assets are bound or affected, result in the creation or imposition of a Lien against any material asset of Royal, which, singly or in the aggregate, would have a Royal Material Adverse Effect, or (z) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on Royal currently in effect, which in the case of clauses (y) and (z) above, singly or in the aggregate, would have a Royal Material Adverse Effect.  No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any third party which has not been received or made is required by or with respect to Royal in connection with the execution and delivery of this Agreement by Royal or the consummation by Royal of the transactions contemplated hereby, except for consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Royal Material Adverse Effect.

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ARTICLE V
INDEMNIFICATION

5.1 Indemnification of the Members and the Company.

(a)	Royal shall, from and after the Closing, indemnify, defend and hold harmless the Members, and the Company’s officers, directors, Affiliates or agents, and any other Person acting on its behalf (the “Blue Grove Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (the “Blue Grove Indemnified Liabilities”) based on, or arising out of, or pertaining to a breach of any representation, warranty or covenant made by Royal in this Agreement, in each case, to the fullest extent permitted under the laws of the State of Delaware.

(b)	The Blue Grove Indemnified Parties shall have the right to conduct the defense of any action giving rise to a claim for indemnity under this Agreement with counsel of their own choosing. The Members, the Company and Royal agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Blue Grove Indemnified Parties with respect to matters occurring through the Closing, shall survive the Exchange and shall continue in full force and effect for a period of not less than one year from the Closing; provided, however, that all rights to indemnification in respect of any Blue Grove Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Blue Grove Indemnified Liabilities.

(c)	The provisions of this Section 5.1 are intended to be for the benefit of, and shall be enforceable by, each Blue Grove Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Royal, the Members and the Company.

5.2 Indemnification of Royal.

(a)	The Members and the Company, jointly and severally shall, from and after the Closing, indemnify, defend and hold harmless Royal and Royal’s officers, directors, Affiliates or agents, and any other Person acting on its behalf (the “Royal Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (the “Royal Indemnified Liabilities”) based on, or arising out of, or pertaining to a breach of any representation, warranty or covenant made by the Members or the Company in this Agreement, in each case, to the fullest extent permitted under the laws of the State of Delaware.

(b)	The Royal Indemnified Parties shall have the right to conduct the defense of any action giving rise to a claim for indemnity under this Agreement with counsel of their own choosing. The Members, the Company and Royal agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Royal Indemnified Parties with respect to matters occurring through the Closing, shall survive the Exchange and shall continue in full force and effect for a period of not less than one year from the Closing; provided, however, that all rights to indemnification in respect of any Royal Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Royal Indemnified Liabilities.

(c)	The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each Royal Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Royal, the Members and the Company.

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ARTICLE VI
CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligation of each party to effect the Exchange is subject to the satisfaction or written waiver of the following conditions:

(a)	No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

(b)	Governmental and Regulatory Consents. All material filings required to be made prior to the Closing with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing from, Governmental Entities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Members, the Company and Royal will have been made or obtained (as the case may be).

(c)	Board Representation. At the Closing and pursuant to a written consent to action of the Board of Directors of Blue Grove, (i) the Board of Directors or Managers, however the case may be, shall be reconstituted to two (2) members, one to which shall be the nominee of the Company, initially selected as Gary Ganzer, and the other, to which shall be the nominee of Royal, initially selected as William Tuorto; and (ii) which members shall serve for an initial two-year period, unless terminated sooner as a result of the Members exercise of the Call Option or Royal’s exercise of the Put Option as provided herein.

6.2 Conditions to Obligations of the Members and the Company. The obligations of the Members and the Company to effect the Exchange are further subject to the satisfaction or written waiver on or prior to the Closing of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Royal set forth in Article IV that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Royal set forth in Article IV that are not so qualified shall be true and correct in all material respects, in each case as of the Closing, except to the extent such representations and warranties speak as of an earlier date. In addition, all such representations and warranties shall be true and correct as of the Closing, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect, and the Members shall have received a certificate signed on behalf of Royal by the chief executive officer of Royal to the effect set forth in this paragraph.

(b)	Performance of Obligations of Royal. Royal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

6.3 Conditions to Obligations of Royal. The obligation of Royal to effect the Exchange is further subject to the satisfaction or written waiver on or prior to Closing of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Members and the Company set forth in Article III that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of the Members and the Company set forth in Article III set forth in Article III that are not so qualified shall be true and correct in all material respects, in each case as of the Closing. In addition, all such representations and warranties shall be true and correct as of the Closing, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect, and Royal shall have received a certificate signed on behalf of the Company by the Members of the Company to the effect set forth in this paragraph.

(b)	Performance of Obligations of the Members and the Company. The Members and the Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

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ARTICLE VII
CONDITIONS SUBSEQUENT

7.1 Call Option.

(a)	Royal hereby grants to the Members the right and option to purchase the Member Interests (the “Call Option”) for the Exercise Price (as hereinafter defined, the “Exercise Price”). The Call Option may only be exercised by the Members delivering a written notice of exercise of the Call Option to Royal at its executive offices, located at 56 Broad Street, Suite 2, Charleston, SC 29401, or such other place as Royal may designate by written notice to the Members, together with the Exercise Price, duly endorsed by the Members. The Call Option granted hereunder may only be exercised in whole. Except as set forth in Sections 7.1(b) and (g), the Call Option may be exercised at any time, and for any reason in the Members sole discretion, during the period commencing ten (10) months after the Closing Date and ending twenty-four (24) months after the Closing Date herein (the “Exercise Term”).

(b)	The Call Option shall automatically terminate when any of the following conditions occur during the Exercise Term: (i) the Members terminate the Call Option in writing to Royal; (ii) if Royal pays the Members $1,900,000 cash in exchange for the Royal Stock; or (iii) the Call Option under the GS Agreement is terminated.

(c)	For purposes of this Section 7.1 the term “Exercise Price” shall mean as follows:

(i)	During the portion of the Exercise Term from ten (10) months after the Closing Date to and through sixteen (16) months after the Closing Date, the Exercise Price shall be (i) Fifty Thousand Dollars And No Cents ($50,000.00), less any dividends or distributions received by Royal from the Company (but not below $0), plus (ii) ninety percent (90%) of the Royal Stock issuable to the Members hereunder; and

(ii)	During the portion of the Exercise Term from sixteen (16) months after the Closing Date to and through twenty-four (24) months after the Closing Date, eighty percent (80%) of the Royal Stock issuable to the Members hereunder.

(d)	The Call Option shall be deemed to have been exercised, and the Members shall be deemed to be the owner and holder of record of all of the Member Interests, as of the date of the notice of exercise of the Call Option (the “Exercise Date”).

(e)	In the event the Members exercise the Call Option, they agree that they will take the Member Interests and the Company, “AS IS”, without any representation or warranty of any kind or nature whatsoever, and that there is no obligation to reconvey the Member Interests or the Company to the Members in the same legal or financial condition that it existed as of the Closing Date, except for the warranty set forth in subsection (f) below.

(f)	Royal hereby agrees that it shall not sell, assign, pledge, hypothecate, or otherwise grant any lien or encumbrance on the Member Interests during the Exercise Term without the prior written consent of the Members.

(g)	Notwithstanding the foregoing, the parties agree that the Members may, at any time during the Exercise Term, exercise the Call Option, with notice, (i) upon the institution by or against Royal of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Royal’s debts, (ii) upon Royal making an assignment for the benefit of creditors, or (iii) upon Royal’s dissolution or ceasing to do business.

(h)	Royal hereby agrees that the Members may exercise the Call Option, with notice, if Royal does not close under the GS Energy Agreement within forty-five (45) days from the Closing Date herein.

7.2 Put Option. The Members hereby grants to Royal the right and option to sell the Member Interests (the “Put Option”), for a term of twenty-four (24) months, by delivery to the Members of the Membership Units. The Put Option may only be exercised by delivering a written notice of exercise of the Put Option to the Members at their executive offices, located at 304 Waitman Street, Morgantown, West Virginia 26501, or such other place as the Members may designate by written notice to Royal, together with the Membership Units, duly endorsed by Royal. The Put Option granted hereunder may only be exercised in whole. The Put Option may be exercised at any time, and for any reason in Royal’s sole discretion, during the period from the Closing Date and ending twenty-four (24) months after the Closing Date herein. To the extent Royal exercises its Put Option from ten (10) months after the Closing Date to and through sixteen (16) months after the Closing Date, the Members shall be entitled to retain ten (10) percent of the Royal Stock, and from sixteen (16) months after the Closing Date to and through twenty-four (24) months after the Closing Date, twenty percent (20%) of the Royal Stock issuable to the Members hereunder.

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ARTICLE VIII
GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. Except as otherwise contemplated herein, the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of one year.

8.2 Fees and Expenses. Each party agrees to pay for its own expenses associated with this Agreement and the consummation of the transactions contemplated hereby.

8.3 Definitions. For purposes of this Agreement, and except as otherwise defined in this Agreement:

(a)	“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)	“Governmental Entity” means any domestic or foreign governmental agency or regulatory authority;

(c)	“Knowledge” means actual knowledge. In order for an individual to have Knowledge of a fact or matter, the individual must be actually aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or matter.

(d)	“Liens” means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

(e)	“Material Adverse Effect” with respect to any Person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its subsidiaries taken as a whole;

(f)	“Permits” means federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits an rights; and

(g)	“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(h)	“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

(i)	“Securities Act” means the Securities Act of 1933, as amended.

8.4 Usage. In this Agreement, unless a clear contrary intention appears:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)	reference to any gender includes each other gender or, in the case of an entity, the neuter;

(d)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, exhibits and schedules;

(e)	reference to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated

(f)	reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(g)	the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)	“hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

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(i)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(j)	“or” is used in the inclusive sense of “and/or;” and

(k)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

8.5 Counterparts. This Agreement may be executed in two or more counterparts.

8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies.

8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Idaho, this being in addition to any other remedy to which they are entitled at law or in equity.

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8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

IN WITNESS WHEREOF, Royal and Blue Grove have executed this Agreement to be effective as of the Effective Date.

ROYAL ENERGY RESOURCES, INC.

By:
William L. Tuorto, CEO

BLUE GROVE COAL, LLC

By:
Ian Ganzer, Authorized Member

IAN GANZER

By:
Ian Ganzer

GARY GANZER

By:
Gary Ganzer

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EXHIBIT A

(“Employment Agreement”)

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EXHIBIT B

(“Management Agreement”)

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EXHIBIT C

(“Operating Agreement Amendment”)

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EXHIBIT D

(“Operator Agreement”)

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EXHIBIT E

(“Mine Permit “)

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EXHIBIT F

(“Insurance”)

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EXHIBIT G

(“Mining Agreement”)

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EXHIBIT H

(“Purchase Agreement”)

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